UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
December 8, 2005
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49616 (Commission File Number)	88-0488686 (IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California (Address of principal executive offices)		92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into Material Definitive Agreement.
     On December 8, 2005, Halozyme Therapeutics, Inc. (“Halozyme”) and Baxter Healthcare Corporation (“Baxter”) entered into a Second Amendment (the “Second Amendment”) to the Exclusive Distribution Agreement between Halozyme and Baxter that was originally entered into on August 13, 2004.
     Under the terms of the Second Amendment, Baxter will market and sell Halozyme’s Hylenex product on an exclusive basis in the member countries of the European Union (the “EU”), as well as selected other European countries (such additional countries, along with the member countries of the EU, are referred to as the “Additional Territory”), pending the applicable regulatory approvals of Hylenex in the Additional Territory. Baxter and Halozyme will equally share in the costs associated with obtaining such approvals. The Second Amendment provides that Baxter will also pay annualized sales and marketing costs up to an agreed upon amount. If Baxter’s sales and marketing costs exceed the agreed upon amount, additional annual costs will be split equally between Halozyme and Baxter provided that the parties first mutually agree on the amount of such additional costs. In addition, Halozyme will receive fifty percent of the gross profit from the sales of Hylenex in the Additional Territory.
     The preceding description of the Second Amendment is a summary of the material terms of that agreement and does not purport to be complete, and is qualified in its entirety by the copy of such agreement which will be filed with Halozyme’s next annual report on Form 10-KSB.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
December 8, 2005	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer